Exhibit 99.1

Newfield Exploration Reports Results for Second Quarter 2016

•                  2Q16 net domestic production was 13.7 MMBOE

•                  2Q16 Anadarko Basin average net production reached record 83,700 BOEPD

•                  2Q16 domestic lease operating expense per BOE was down approximately 25% year-over-year

•                  Company increases its 2016 production outlook and planned capital investments

•                  Continued strong results in STACK lead to 15% increase in type curve to 1.1 MMBOE gross

The Woodlands, Texas — August 2, 2016 — Newfield Exploration Company (NYSE: NFX) today reported its second quarter 2016 unaudited financial and operating results. Additional operational details can be found in the Company’s @NFX publication, located on its website.

Newfield plans to host a conference call at 10 a.m. CDT on August 3, 2016. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 785-830-7977 and enter conference code 4680250 about 10 minutes prior to the scheduled start time.

“Newfield continued its streak of solid operational results across the organization,” said Newfield Chairman Lee K. Boothby. “We have taken proactive steps to improve our capital structure, refine our asset base, and high-grade our investments into the Anadarko Basin. The results are evident — lower operating expenses, improving margins in the face of low commodity prices and the realization of operational efficiencies that we expect to retain in the future.

“Today, we increased our average type curve in STACK by 15% to approximately 1.1 MMBOE gross. This increase is backed by the drilling of more than 100 wells to date — the largest sample set in the industry. Our well results continue to improve as we optimize our completions and look for innovative ways to enhance returns in our upcoming full-field development campaign. We recently closed on our previously announced STACK acquisition and have allocated additional capital to these assets in the second half of this year. We remain excited about STACK and the play’s potential to drive our growth in production and reserves for years to come.”

Second Quarter 2016 Financial and Production Summary

For the second quarter, the Company recorded a net loss of $667 million, or $3.36 per share (all per share amounts are on a diluted basis). The loss was primarily attributable to the following items:

•                  a full-cost ceiling test impairment of $522 million, or $2.63 per share;

•                  unrealized derivative losses of $197 million, or $0.99 per share; and

•                  organizational restructuring and severance costs of $12 million, or $0.06 per share.

After adjusting for these effects, net income for the second quarter would have been $64 million, or $0.32 per share.

Revenues for the second quarter were $381 million. Net cash provided by operating activities was $306 million. Discretionary cash flow from operations was $228 million.

Newfield’s total net production in the second quarter of 2016 was 15.3 MMBOE, comprised of 45% oil, 18% natural gas liquids and 37% natural gas. Domestic production in the second quarter was 13.7 MMBOE.

2016 Production Guidance and Capital Investments

Newfield again increased expectations for its 2016 production. The increase is related primarily to stronger performance year-to-date from existing assets and the recently acquired assets in the Anadarko Basin STACK play. Domestic net production is now expected to be 53 — 54.5 MMBOE. Total Company net production guidance was raised to 58 — 59.5 (previous forecast: 56 — 58 MMBOE).

The Company’s 2016 capital budget was increased to $700 — $750 million (excludes capitalized interest and direct internal costs; excludes acquisitions; previous capital range: $625 — $675 million). The increase reflects approximately $40 million for two STACK pilots (previously disclosed), and approximately $50 million for additional drilling activities on existing assets and assets associated with recently acquired properties in STACK.

2016e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	21.1	5.0	26.1
NGLs (Mmbls)	10.3	—	10.3
Natural gas (Bcf)	134	—	134
Total (Mmboe)	53.0 — 54.5	5.0	58.0 — 59.5

Expenses ($ mm)(1)
LOE(2)	$196	$55	$251
Transportation(3)	271	—	271
Production & other taxes	48	1	49

General & administrative (G&A), net(4)	$173	$7	$180
Interest expense, gross	154	—	154

Capitalized interest and direct internal costs	$(112)	—	$(112)
Effective Tax rate(5)	0%	(36)%	(1)%

Note:  Based on strip commodity prices

(1)     Cost and expenses are expected to be within 5% of the estimates above

(2)     Total LOE includes recurring, major expense and non E&P operating expenses

(3)     Estimated transportation / processing fees include ~$52MM Arkoma unused firm gas transportation and ~$21MM Uinta oil and gas delivery shortfall fees

(4)     2016e Net G&A excludes an estimated ~$30MM associated with announced restructuring

(5)     The effective tax rate reflects expected future valuation allowances recorded against deferred tax assets generated by ceiling test impairments.

3Q16e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	5.3	0.8	6.1
NGLs (Mmbls)	2.6	—	2.6
Natural gas (Bcf)	34	—	34
Total (Mmboe)	13.5 — 13.7	0.8	14.3 — 14.5

Expenses ($ mm)(1)
LOE(2)	$52	$10	$62
Transportation(3)	70	—	70
Production & other taxes	13	—	13

General & administrative (G&A), net(3)	$44	$2	$46
Interest expense, gross	38	—	38

Capitalized interest and direct internal costs	$(29)	—	$(29)
Effective Tax rate(5)	(1)%	(22)%	(2)%

Note:  Based on strip commodity prices

(1)     Cost and expenses are expected to be within 5% of the estimates above

(2)     Total LOE includes recurring, major expense and non E&P operating expenses

(3)     Estimated transportation / processing fees include ~$13MM Arkoma unused firm gas transportation and ~$5MM Uinta oil and gas delivery shortfall fees

(4)     3Q16e Net G&A excludes an estimated ~$10MM associated with announced restructuring

(5)     The effective tax rate reflects expected future valuation allowances recorded against deferred tax assets generated by ceiling test impairments.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this news release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements. Although, as of the date of this news release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, China and U.S. governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, and other operating risks. Please see Newfield’s 2015 Annual Report on Form 10-K and subsequent public filings with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed herein or in Newfield’s SEC filings could also have material adverse effects on actual results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com

	2Q16 Actual
2Q16 Actual Results	Domestic	China	Total
Production/Liftings(1)
Crude oil and condensate (MMBbls)	5.2	1.6	6.8
Natural gas (Bcf)	33.8	—	33.8
NGLs (MMBbls)	2.8	—	2.8
Total (MMBOE)	13.7	1.6	15.3

Average Realized Prices(2), (3)
Crude oil and condensate (per Bbl)	$49.12	$43.95	$47.90
Natural gas (per Mcf)	1.86	—	1.86
NGLs (per Bbl)	19.23	—	19.23
Crude oil equivalent (per BOE)	$27.65	$43.95	$29.41

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$42.4	$15.3	$57.7
Major (workovers, etc.)	$3.8	$0.2	$4.0

Lease operating (per BOE)
Recurring	$3.14	$9.33	$3.82
Major (workovers, etc.)	$0.28	$0.12	$0.26

Transportation and processing (in millions)	$65.5	$—	$65.5
per BOE	$4.86	$—	$4.34

Production and other taxes (in millions)	$11.0	$0.2	$11.2
per BOE	$0.82	$0.12	$0.74

General and administrative (G&A), net (in millions)	$56.4	$1.6	$58.0
per BOE	$4.21	$0.97	$3.86

Capitalized direct internal costs (in millions)			$(19.2)
per BOE			$(1.27)

Other operating expenses (income), net (in millions)			$(0.1)
per BOE			$(0.01)

Interest expense (in millions)			$37.6
per BOE			$2.49

Capitalized interest (in millions)			$(10.5)
per BOE			$(0.68)

Other non-operating (income) expense (in millions)			$(0.4)
per BOE			$(0.06)

Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 1.3 Bcf during the three months ended June 30, 2016.

Note 2: Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $1.69 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $38.17 per barrel and $39.54 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of June 30, 2016.

Note 3: All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Oil, gas and NGL revenues	$381	$469	$665	$818

Operating expenses:
Lease operating	62	73	123	148
Transportation and processing	66	52	129	101
Production and other taxes	11	17	21	30
Depreciation, depletion and amortization	160	248	337	485
General and administrative	58	51	102	114
Ceiling test and other impairments	522	1,521	1,028	2,313
Other	—	3	1	7
Total operating expenses	879	1,965	1,741	3,198

Income (loss) from operations	(498)	(1,496)	(1,076)	(2,380)

Other income (expense):
Interest expense	(38)	(46)	(79)	90
Capitalized interest	11	8	20	15
Commodity derivative income (expense)	(133)	(10)	(150)	143
Other, net	—	(22)	1	(14)
Total other income (expense)	(160)	(70)	(208)	54

Income (loss) before income taxes	(658)	(1,566)	(1,284)	(2,326)

Income tax provision (benefit)	9	(574)	7	(854)
Net income (loss)	$(667)	$(992)	$(1,291)	$(1,472)

Earnings (loss) per share:
Basic	$(3.36)	$(6.09)	$(6.87)	$(9.55)
Diluted	$(3.36)	$(6.09)	$(6.87)	$(9.55)

Weighted-average number of shares outstanding for basic earnings (loss) per share	198	163	188	154

Weighted-average number of shares outstanding for diluted earnings (loss) per share	198	163	188	154

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$165	$5
Derivative assets	150	284
Other current assets	323	336
Total current assets	638	625

Oil and gas properties, net (full cost method)	3,403	3,819
Derivative assets	20	105
Other assets	224	219
Total assets	$4,285	$4,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$78	$13
Other current liabilities	579	634
Total current liabilities	657	647

Other liabilities	72	48
Derivative liabilities	21	9
Long-term debt	2,430	2,467
Asset retirement obligations	204	192
Deferred taxes	29	26
Total long-term liabilities	2,756	2,742

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,200	2,416
Accumulated other comprehensive gain (loss)	(2)	(2)
Retained earnings (deficit)	(2,326)	(1,035)
Total stockholders’ equity	872	1,379
Total liabilities and stockholders’ equity	$4,285	$4,768

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(1,291)	$(1,472)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	337	485
Deferred tax provision (benefit)	3	(872)
Stock-based compensation	19	25
Unrealized (gain) loss on derivative contracts	296	101
Ceiling test and other impairments	1,028	2,313
Other, net	6	22
	398	602
Changes in operating assets and liabilities	(20)	(25)
Net cash provided by (used in) operating activities	378	577

Cash flows from investing activities:
Additions and acquisitions of oil and gas properties and other	(974)	(927)
Proceeds from sales of oil and gas properties	29	29
Net cash provided by (used in) investing activities	(945)	(898)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	(39)	(446)
Proceeds from issuance of senior notes	—	691
Repayment of senior subordinated notes	—	(700)
Debt issue costs	—	(8)
Proceeds from issuances of common stock, net	777	817
Other, net	(11)	(5)
Net cash provided by (used in) financing activities	727	349

Increase (decrease) in cash and cash equivalents	160	28
Cash and cash equivalents, beginning of period	5	14
Cash and cash equivalents, end of period	$165	$42

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the second quarter of 2016 stated without the effect of certain items to net income (loss) is shown below:

2Q16
(in millions)

Net Income (loss)	$(667)
Ceiling test impairments	522
Unrealized (gain) loss on derivative contracts	197
Restructuring related costs	12
Income tax adjustment for above items(1)	—
Earnings stated without the effect of the above items	$64

(1) Our effective tax rate is less than 1% due to valuation allowances on our deferred tax assets.

Discretionary Cash Flow from Operations

Discretionary cash flow from operations represents net cash provided by operating activities before changes in operating assets and liabilities and is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to discretionary cash flow from operations is shown below:

2Q16
(in millions)

Net cash provided by operating activities	$306
Net changes in operating assets and liabilities	(78)
Discretionary cash flow from operations	$228